Exhibit 99.1

Contact:

Equus Total Return, Inc.
1-888-323-4533

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 18, 2025 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of June 30, 2025, of $34.1 million. Net asset value per share decreased to $2.51 as of June 30, 2025, from $2.52 as of March 31, 2025. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Net assets	$34,111	$34,197	$29,510	$40,165	$49,792
Shares outstanding	13,586	13,586	13,586	13,586	13,586
Net assets per share	$2.51	$2.52	$2.17	$2.96	$3.66

Portfolio Value Changes. The following were the principal contributors to changes in the fair value of the Company’s portfolio holdings in the second quarter of 2025:

•	Increase in Fair Value of Holdings in General Enterprise Ventures. On February 10, 2025, the Company purchased from General Enterprise Ventures, Inc., a developer of fire suppression products (OTC Markets: GEVI), a 1-year senior convertible promissory note bearing interest at the rate of 10% per annum, in exchange for $1.5 million in cash (“GEVI Note”). The GEVI Note is convertible into 3,750,000 shares of GEVI’s common stock at a conversion price of $0.40 per share. Contemporaneously with the purchase of the GEVI Note, the Company also received a 5-year common stock purchase warrant to acquire an aggregate of 1,875,000 shares of GEVI common stock at an exercise price of $0.50 per share (“GEVI Warrant”). During the period from March 31, 2025 to June 30, 2025, the trading price of GEVI shares increased from $1.20 per share to $1.95 per share. At June 30, 2025, the Company collectively valued the GEVI Note and GEVI Warrant at an aggregate of $10.6 million.

•	Decrease in Fair Value of Morgan E&P. Morgan E&P, LLC (“Morgan”) holds development rights to approximately 6,707 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota. During the second quarter of 2025, the forward price curve for oil decreased relative to the first quarter of 2025, resulting in a decrease in the fair value of the Company’s equity holding in Morgan of $1.65 million, from $14.0 million as of March 31, 2025 to $12.35 million as of June 30, 2025. The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of its equity investment in Morgan.

Significant Developments Subsequent to the End of the Second Quarter. Notwithstanding the decrease in the fair value of the Company’s equity holding in Morgan at June 30, 2025, Morgan had the following significant developments subsequent to that date:

•         Hiring of Key Strategy Executive. On August 6, 2025, Morgan entered into a consulting agreement with Michael Reger and Reger Oil, LLC, a leading energy consultancy.

Pursuant to the agreement, Mr. Reger will lead Morgan’s asset strategy across the prolific Bakken and Three Forks formations in North Dakota and Montana, targeting value optimization and long-term development potential.

•	Loan Facility for Development. On August 14, 2025, Morgan announced that it had secured a $3 million loan facility, the proceeds of which will be used to fund near-term drilling and work-over operations in the Bakken Shale formation of North Dakota’s Williston Basin on two existing but non-producing wells owned by Morgan.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.